Exhibit 5.1

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November 19, 2021

Cyclo Therapeutics, Inc.
6714 NW 16th Street, Suite B
Gainesville, Florida 32653

Re:         Prospectus Supplement to Registration Statement on Form S-3 (Registration No. 333-254496)

Ladies and Gentlemen:

We have acted as counsel to Cyclo Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (Registration No. 333-254496) which was declared effective by the Commission on May 28, 2021 (the “Registration Statement”), relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of securities of the Company with an aggregate offering price of up to $100,000,000; and (ii) the Prospectus Supplement of the Company, dated November 16, 2021 (the “Prospectus Supplement”), relating to the issuance and sale by the Company of 1,950,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and  at the option of the underwriters, up to an additional 292,500 shares of Common Stock (collectively, the “Shares”), pursuant to that certain Underwriting Agreement, dated November 16, 2021 between the Company and Maxim Group LLC (the “Underwriting Agreement”). The Underwriting Agreement will be filed as an exhibit to a Current Report on Form 8-K (the “Form 8-K”) and incorporated by reference into the Registration Statement.

In connection with this opinion, we have examined instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (d) the legal capacity of all natural persons.

In rendering this opinion we have assumed that: (i) the Company will issue and deliver the Shares in the manner contemplated by the Underwriting Agreement against payment of valid consideration therefor; and (ii) the obligations of parties to the Underwriting Agreement other than the Company are valid, binding and enforceable.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction, other than the laws of the States of Nevada and New York and the Federal laws of the United States.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Form 8-K and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Fox Rothschild LLP